CONSULTING AGREEMENT
                              --------------------

This agreement is made this 10th day of January 2005 between The Right Solutions Gateway at 3220 Pepper Lane, Las Vegas, Nevada 89120, hereinafter referred to as
RSG.   Phone  number  (702)  317-2400

and

Jack M. Zufelt at 3228 East Phillips Drive, Centennial, Colorado 80122, hereinafter referred to as Zufelt. Phone number (303) 741-9025.

RSG agrees to retain Zufelt, and Zufelt has agreed to provide certain consulting services on the terms and conditions set out below.


RESPONSIBILITIES  OF  ZUFELT:
----------------------------

Zufelt will be responsible for the training of existing as well as future distributors of TRS via all modalities available to him. Zufelt shall put forth, on a "best efforts" basis, regular and ongoing marketing for the express purpose of recruiting distributors. Zufelt will also provide consulting services at the request of RSG regarding any issues related to the business and/or the industry.

1. Zufelt will consult with RSG on all aspects of their business as well as create and implement important strategies regarding all aspects of what it takes to cause prospecting and recruiting. Zufelt will:

          - Sell and train our existing distributors on using the system created and coordinate training conference calls for new groups.
          -    Work  one  on  one  with  key  distributors.
          -    Become  a  designated  distributor  to  recruit  new  members
          -    Zufelt  will  report  direct  to  the  President  and  COO



RESPONSIBILITIES  OF  RSG
-------------------------

1. In exchange for Zufelt's services listed above, RSG shall pay Zufelt a guaranteed minimum amount of five thousand dollars ($5,000.00) per month through January 2005 in perpetuity except as defined below in paragraph 1.1a. This monthly fee will increase to $10,000 in February 2005 and will be paid on February 20, 2005, then in the month of March 2005 it will increase to $12,000 payable on March 20, 2005; the fee will then increase to $15,000.00 per month in April, 2005 and be paid on the 20th of each month thereafter in perpetuity. These payments shall come from the combination of two sources;

     A) A new position that is created above all past, present and future distributors. All income that this newly created position generates shall be paid to Zufelt in perpetuity but Zufelt shall not have ownership of that position except as covered in paragraph 1b below.
     B) In the event said position does not earn enough income in any given month to meet the minimum of fifteen thousand dollar guarantee, RSG shall make up the difference each month. This


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newly formed position will be flagged and qualified for commission payments each month by the Company. Zufelt shall not be required to meet any minimum monthly qualifications to get paid this income except as described in paragraph 1a below. All income earned by this position shall be paid to Zufelt as a consulting fee by the 20th of each month. These payments will begin with the January 2004 commission checks for the month of December and will be ongoing monthly thereafter in perpetuity.

1.1a. In the event Zufelt shall no longer be able, or no longer wishes, to perform the services as outlined above he will still be paid the income from that position in perpetuity however the company shall no longer be obligated to pay the difference between what the position earns and $5,000.00 In addition should either of the above mentioned events happen Zufelt shall, in the month following said event, be required to start paying the standard minimum amount each month required by the company to qualify to be paid the income earned from said position as long as said income is equal to, or greater than, the one hundred dollar minimum qualification. Said amount for minimum qualification shall not exceed one hundred dollars.

1.1b.     Zufelt  shall be provided monthly statements showing the income of the newly created position. At his option, Zufelt may choose to have said position put in his name or the name of an assignee at any time.

2. RSG shall also issue to Zufelt five million preferred shares of stock class B prior to February 20, 2005. Once RSG monthly revenues reaches the following levels, additional preferred stock shall be issued to Zufelt in the following amounts:

Gross Monthly Revenues        Shares to Zufelt
$   250,000                        100,000
$   400,000                        200,000
$ 1,000,000                        500,000
$ 5,000,000                      2,000,000

All stock issued will be restricted for a period of one year from the date of issuance. Stock certificates will be issued on each level of monthly revenues reached as described above within ten business days of the accomplishment.

All expenses for Zufelt's services shall be paid for by RSG. Said expenses are to include, but are not limited to, travel, meals, lodging, rental cars, airport parking, shuttle or taxi fees, long distance calls, all mailings costs including postage, envelopes, inserts etc. Both parties shall agree upon all expenses before Zufelt incurs them.

This contract will be construed according to the laws of the State of Nevada and any disputes arising here from will be litigated in its courts.

ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

This contract sets forth the entire understanding and agreement and is not subject to amendment or supplemental agreement except in writing and duly executed by both parties. This agreement shall be valid and binding only when signed by both an authorized agent for RSG and Jack M. Zufelt.


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Signed  _________________________________     Date  ___________________
                Jack  M.  Zufelt


Signed  The  Right  Solution  Gateway

_________________________________             Date  ___________________
Rick  Bailey  President  /  CEO


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